Exhibit 5.1

ATTORNEYS AT LAW 100 North Tampa Street, Suite 2700 Tampa, FL 33602-5810 P.O. Box 3391 Tampa, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com CLIENT/MATTER NUMBER 107787-0108

December 15, 2015

Rock Creek Pharmaceuticals, Inc.

2040 Whitfield Avenue, Suite 300

Sarasota, Florida 34243

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Rock Creek Pharmaceuticals, Inc. (the “Company”) of a Registration Statement on Form S-1 (as amended, the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), including a related prospectus to be filed with the Commission pursuant to Rule 424(b) of Regulation C (the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”), and the sale from time to time by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of up to 3,626,917 shares of the Company’s common stock, $0.0001 par value per share, (the “Shares”), in the manner set forth in the Registration Statement. The Shares are issuable upon the exercise or conversion of the notes and the warrant described in the Registration Statement.

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus; the Company’s Tenth Amended and Restated Certificate of Incorporation, as amended; the Company’s By-laws; and minutes, resolutions and records of the Company’s Board of Directors authorizing the issuance of the Shares subject to the Registration Statement, together with certain related matters, and we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates, and other instruments of the Company, certificates of officers, directors and representatives of the Company, certificates of public officials, and such other documents as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

For the purpose of the opinion rendered below, we have assumed that any certificates representing the Shares will conform to the Specimen Common Stock Certificate included as Exhibit 4.1 to the Registration Statement.

The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, and we express no opinion as to the laws of any other jurisdiction.

Boston Brussels CHICAGO Detroit	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN FRANCISCO SHANGHAI SILICON VALLEY	TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

December 15, 2015

Based upon the foregoing, and in reliance thereon, we are of the opinion that the Shares covered by the Registration Statement that are to be offered and sold from time to time by the Selling Stockholders have been duly authorized and, when issued in accordance with the terms of the applicable note, warrant, or other agreement and upon receipt of the consideration contemplated thereby, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.  In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Foley & Lardner LLP

Foley & Lardner LLP